Exhibit 99.1
For Immediate Release
World Energy Extends Financing Agreement
Additional $250,000 Investment Completed
Worcester, MA — January 5, 2010 — World Energy Solutions, Inc. (NASDAQ: XWES; TSX: XWE), an operator of online exchanges for energy and green commodities, today announced it has granted Bond Capital, Ltd. (Bond) an extension, until January 15, 2010, to complete the final tranche of the previously announced purchase of up to $2.5 million of World Energy common stock.
Pursuant to the agreement, the purchasing entity, an affiliate of Bond, acquired $1.0 million of World Energy’s common stock at US$2.97 per share on November 5, 2009. On January 4, 2010, an affiliate of Bond purchased an additional $250,000 of World Energy’s stock at US$2.65 per share. World Energy has agreed to extend its previous offer to Bond or its designee to purchase up to an additional US$1.25 million of World Energy common stock until January 15, 2010, with the price per share to be determined at the time of investment. Proceeds from the transaction will be used for general corporate purposes, including supporting the Company’s growth initiatives.
About World Energy Solutions, Inc.
World Energy (NASDAQ: XWES; TSX: XWE) operates online exchanges for energy and green commodities. For buyers and sellers of electricity, natural gas, capacity, and green-energy assets who are impacted by today’s volatile markets, World Energy’s proven approach has transformed the normally complex procurement process into a powerful, streamlined vehicle for cost savings. In addition to enabling customers to seek competitive pricing on traditional energy commodities, World Energy is taking a leadership position in the emerging environmental-commodities markets. Its award-winning World Green Exchange® supports the ground-breaking Regional Greenhouse Gas Initiative’s (RGGI) cap and trade program for CO2 emissions. For more information, please visit www.worldenergy.com.
This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to: our revenue is dependent on actual future energy purchases pursuant to completed procurements; the demand for our services is affected by changes in regulated prices or cyclicality or volatility in competitive market prices for energy; we depend on a small number of key energy consumers, suppliers and channel partners; there are factors outside our control that affect transaction volume in the electricity market; our plans to draw against our credit facility and beliefs with respect to cash flow; and there are other factors identified in our Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission.

For additional information, contact:

Investor Relations	Media Relations

Jim Parslow	Dan Mees
World Energy Solutions, Inc.	World Energy Solutions, Inc.
(508) 459-8100	(508) 459-8156
jparslow@worldenergy.com	dmees@worldenergy.com

or

Craig Armitage
The Equicom Group
(416) 815-0700 x278
carmitage@equicomgroup.com